EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

Board of Directors
Global Med Technologies, Inc. and subsidiary:

We consent to the incorporation by reference in Registration Statements (No. 333-28155, No. 333-39193, No. 333-45031, No. 333-69851, No. 333-60672, No. 333-60674, and No. 333-115686) on Form S-8 and No. 333-123378 on Form SB-2 of Global Med Technologies, Inc. and subsidiary, of our report dated February 22, 2006 appearing in the Annual Report on Form 10-KSB of Global Med Technologies, Inc. and subsidiary for the years ended December 31, 2006 and 2005.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 22, 2007